    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1995

                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             THE ACTAVA GROUP INC.
             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                                58-0971455
            (State or other jurisdiction of                                 (I.R.S. Employer
            incorporation or organization)                                 Identification No.)

                           945 EAST PACES FERRY ROAD
                                   SUITE 2210
                             ATLANTA, GEORGIA 30326
                                 (404) 261-6190
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          FREDERICK B. BEILSTEIN, III
                        SENIOR VICE PRESIDENT -- FINANCE
                             THE ACTAVA GROUP INC.
                           945 EAST PACES FERRY ROAD
                                   SUITE 2210
                             ATLANTA, GEORGIA 30326
                                 (404) 261-6190
(Name, address, including zip code, and telephone number, including area code of agent for service)
                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

                 WALTER M. GRANT, ESQ.                                 LEONARD A. SILVERSTEIN, ESQ.
               SENIOR VICE PRESIDENT AND                                 LONG, ALDRIDGE & NORMAN
                    GENERAL COUNSEL                                  ONE PEACHTREE CENTER, SUITE 5300
                 THE ACTAVA GROUP INC.                                     303 PEACHTREE STREET
               945 EAST PACES FERRY ROAD                               ATLANTA, GEORGIA 30308-3201
                       SUITE 2210                                             (404) 527-4000
                 ATLANTA, GEORGIA 30326
                     (404) 261-6190

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
TITLE OF SHARES                              AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
TO BE                                        TO BE         OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
REGISTERED                                 REGISTERED           SHARE(1)            PRICE(1)             FEE(1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per
  share...............................       752,708            $17.188           $12,937,545          $4,461.22
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed offering price and registration fee are based upon the average of the high and low prices of the Registrant's Common Stock on October 27, 1995 as reported on the New York Stock Exchange.
                             ---------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                 752,708 SHARES

                             THE ACTAVA GROUP INC.

                                  COMMON STOCK

     The 752,708 shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of The Actava Group Inc. (the "Company") offered hereby are being offered for the account of certain Selling Stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of such securities. See "Selling Stockholders."

     The Selling Stockholders may sell the Shares offered hereby from time to time on the New York and The Pacific Stock Exchanges or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The Selling Stockholders directly, or through agents designated from time to time, or through underwriters, brokers or dealers also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. Such underwriters, brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements have been reached for the sale of the Shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection therewith. In the event that a Selling Stockholder does not intend to effect the sale of the Shares through an underwriter, broker or dealer, the Selling Stockholder must effect such transactions by notifying the Company in advance of any intended transaction in order for the Company to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from the Company that such transaction may proceed, the Selling Stockholder may sell the Shares. The Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders, other than commissions, concessions or discounts to underwriters, brokers or dealers and fees and expenses of counsel or other advisors to the Selling Stockholders. See "Plan of Distribution."

     The Common Stock of the Company is listed on the New York and The Pacific Stock Exchanges under the trading symbol "ACT." On October 27, 1995, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $17.625 per share.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is October   , 1995.

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sales hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or the dates as of which information is otherwise set forth or incorporated by reference herein. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any securities other than those to which it relates or an offer to any person in any jurisdiction where such offer or solicitation would be unlawful.

                             AVAILABLE INFORMATION

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto (the "Form S-3 Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act hereby are incorporated by reference into this Prospectus as of their respective dates:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, Form 10-K/A Amendment No. 1 filed on April 28, 1995 and Form 10-K/A Amendment No. 2 filed July 13, 1995 amending the Company's Form 10-K for the year ended December 31, 1994;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

          (4) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

          (5) The Company's Current Report on Form 8-K dated April 12, 1995 and Form 8-K/A Amendment No. 1 dated April 28, 1995 amending the Company's Current Report on Form 8-K dated April 12, 1995;

          (6) The Company's Current Report on Form 8-K dated September 27, 1995; and

          (7) The description of the Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No.1-5706) as filed with the Commission on October 30, 1995.

     Also incorporated by reference into this Prospectus is the following document filed by the Company with the Commission:

          Registration Statement on Form S-4 (Registration No. 33-63003) declared effective by the Commission on September 28, 1995, which includes the Joint Proxy Statement/Prospectus (the "Form S-4 Registration Statement") with respect to a Special Meeting of Stockholders of the Company to be held on November 1, 1995, and all subsequent amendments thereof, but excluding the material set forth under the following captions:

             "Summary Information -- Opinion of Actava's Financial Advisor," "-- Opinion of Orion's Financial Advisor," "Opinion of MITI's Financial Adviser," and "-- Opinion of Sterling's Financial Advisor."

             "Proposal No. 1 -- The Proposed Mergers -- Opinions of Financial Advisors"

             "Appendix B -- Fairness Opinion of CS First Boston Corporation"

             "Appendix C -- Fairness Opinion of Alex. Brown & Sons Incorporated"

             "Appendix D -- Fairness Opinion of Gerard Klauer Mattison & Co., L.L.C."

             "Appendix E -- Fairness Opinion of Houlihan, Lokey, Howard & Zukin, Inc."

     In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

     The Company will provide without charge to each person to whom this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents). The Company also will provide without charge upon request a copy of the Company's latest Annual Report. Written or telephonic requests should be directed to Walter M. Grant, Esq., Senior Vice President and General Counsel, The Actava Group Inc., 945 East Paces Ferry Road, Suite 2210, Atlanta, Georgia 30326; (404) 261-6190.

                                  THE COMPANY

GENERAL

     The Company was organized in 1929 under Pennsylvania law and was reincorporated in 1968 under Delaware law. On July 19, 1993, the Company changed its name from Fuqua Industries, Inc. to The Actava Group Inc. The Company's principal executive offices are located at 945 East Paces Ferry Road, Suite 210, Atlanta, Georgia 30326, and its telephone number is (404) 261-6190.

     Since the late 1960's, the Company has owned, operated and sold dozens of companies in many diverse industries, including photofinishing, recreation, sporting goods, yacht and sailboat manufacturing, outdoor power equipment, manufactured housing, petroleum distribution, movie theaters, retailing, broadcasting, trucking, food and beverages, grain storage bins, taxicabs, seating and banking. At the beginning of 1994, the Company owned and operated businesses in three industries: photofinishing, lawn and garden equipment, and sporting goods. The Company sold its photofinishing subsidiary and its four sporting goods subsidiaries during 1994. As a result of these transactions, the Company presently operates only one business, Snapper Power Equipment Company ("Snapper"), which is a division of the Company and is engaged in the manufacture and sale of lawn and garden equipment. In addition to operating Snapper, the Company owns at the date of this Prospectus 19,169,000 shares or approximately 39% of the outstanding common stock of Roadmaster Industries, Inc. ("Roadmaster"). These shares were issued to the Company in connection with the sale of the Company's four sporting goods subsidiaries to Roadmaster. The Company is presently evaluating new opportunities and strategies for enhancing stockholder value, including the proposed business combination with three other companies as discussed below.

RECENT DEVELOPMENTS

     On September 27, 1995, the Company, Orion Pictures Corporation ("Orion"), MCEG Sterling Incorporated ("Sterling") and Metromedia International Telecommunications, Inc. ("MITI") entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), which amends and restates in its entirety an Agreement and Plan of Merger dated as of April 12, 1995 among the Company, Orion, Sterling and MITI (the "Initial Merger Agreement"). Pursuant to the Merger Agreement, on the date on which the Mergers (as defined below) are effective (the "Effective Time"), (i) Orion will merge with and into OPC Merger Corp. ("OPC Mergerco"), a newly formed, wholly-owned subsidiary of the Company (the "Orion Merger"), with OPC Mergerco being the surviving corporation of the Orion Merger, (ii) MITI will merge with and into MITI Merger Corp. ("MITI Mergerco"), a newly formed, wholly-owned subsidiary of the Company (the "MITI Merger"), with MITI Mergerco being the surviving corporation of the MITI Merger, and (iii) Sterling will merge with and into the Company (the "Sterling Merger" and together with the Orion Merger and the MITI Merger, the "Mergers") with the Company being the surviving corporation of the Sterling Merger. OPC Mergerco, as the surviving corporation of the Orion Merger (referred to herein as "New Orion"), will be renamed "Orion Pictures Corporation" and will continue the business and operations of Orion and Sterling (see below). MITI Mergerco, as the surviving corporation of the MITI Merger, will be renamed "Metromedia International Telecommunications, Inc." and will continue the business and operations of MITI. The Company, as the surviving corporation of the Sterling Merger, will be renamed "Metromedia International Group, Inc. and will then transfer the operating assets of Sterling to New Orion. The terms of the Initial Merger Agreement were approved by the Board of Directors of the Company by a vote of five to four at a meeting held on April 12, 1995 and, following the resignations of two members of the Board of Directors, the Board of Directors unanimously approved the Merger Agreement on September 15, 1995.

     The consummation of the Mergers is subject to, among other things, the approval of the stockholders of each of the Company, Orion, MITI and Sterling. As of October 27, 1995, there were 17,490,901 shares of Common Stock outstanding.

     The Mergers are described more fully in the Company's Current Report on Form 8-K dated April 12, 1995, as amended, the Company's Current Report on Form 8-K dated September 27, 1995, and the Joint Proxy Statement/Prospectus, included in the Form S-4 Registration Statement, and any subsequent amendment thereto, regarding the Special Meeting of the Shareholders of the Company to be held with respect to the Mergers. All or a portion of such documents are incorporated by reference into this Prospectus, and copies are available upon request to the Company. See "Incorporation of Certain Documents By Reference."

     Certain pro forma financial information of the Company, as the surviving parent corporation in the Mergers, is set forth in Appendix A hereto under the caption "Pro Forma Combining Financial Statements." Such information is incorporated by reference herein, and should be read in conjunction with the other financial statements incorporated by reference herein.

                              SELLING STOCKHOLDERS

RENAISSANCE PARTNERS

     Of the 752,708 Shares offered hereby, 700,000 Shares (approximately 4% of the outstanding Common Stock as of October 24, 1995) are beneficially owned by and offered for the account of Renaissance Partners, a partnership for which John D. Phillips, the President and Chief Executive Officer of the Company, and Buck Creek Ventures, Inc., a corporation wholly owned by W. Tod Chmar, a Senior Vice President of the Company, serve as general partners. Renaissance Partners purchased the 700,000 Shares on April 19, 1994 for $4,462,500 in cash. If all of the Shares offered by Renaissance Partners are sold, Renaissance Partners will have no beneficial ownership of any shares of the Company's Common Stock.

LONG, ALDRIDGE & NORMAN

     Of the 752,708 Shares offered hereby, 52,708 Shares (approximately .003% of the outstanding Common Stock as of October 24, 1995) are beneficially owned by and offered for the account of Long, Aldridge & Norman ("LAN"). LAN has served as legal counsel to the Company since 1994 and was issued the 52,708 Shares in payment of certain legal fees. If all of the Shares offered by LAN are sold, LAN will have no beneficial ownership of any shares of the Company's Common Stock.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, including without limitation John D. Phillips, Buck Creek Ventures, Inc. and Michael P. Marshall. Mr. Marshall also serves as a general partner of Renaissance Partners. Such sales may be made on the New York or The Pacific Stock Exchanges or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold pursuant to one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by an underwriter, a broker or a dealer as principal and resale by such underwriter, broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of such exchange; and (e) through the writing of options on the Shares. In the event that a Selling Stockholder does not intend to effect the sale of the Shares through an underwriter, a broker or a dealer, the Selling Stockholder must effect such transactions by notifying the Company in advance of any intended transaction in order for the Company to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from the Company that such transaction may proceed, the Selling Stockholder may sell the Shares. If necessary, a supplemental prospectus which describes the method of sale in greater detail may be filed by the Company with the Commission pursuant to Rule 424(c) under the 1933 Act under certain circumstances. In effecting sales, underwriters, brokers or dealers engaged by the Selling Stockholders and/or purchasers of the Shares may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers will receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will bear all expenses in connection with the registration and sale of the Shares, other than commissions, concessions or discounts to underwriters, brokers or dealers and fees and expenses of counsel or other advisors to the Selling Stockholders.

     The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the 1933 Act. Pursuant to a registration rights agreement, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the 1933 Act as underwriters or otherwise.

                                 LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for the Company by Long, Aldridge & Norman, Atlanta, Georgia, counsel to the Company. LAN is the beneficial owner of approximately 52,708 shares of Common Stock as of the date hereof. See "Selling Stockholders."

                                    EXPERTS

     The consolidated financial statements and related schedule of Orion as of February 28, 1995 and 1994 and for each of the years in the three-year period ended February 28, 1995, have been incorporated by reference herein and in the Form S-3 Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP on the February 28, 1995, 1994 and 1993 consolidated financial statements of Orion contains an explanatory paragraph that states that Orion is a defendant in certain litigation which alleges various breaches of agreements by Orion, and seeks certain damages. It is not possible to assess the ultimate damages, if any, at this time.

     The report of KPMG Peat Marwick LLP on the February 28, 1995 consolidated financial statements of Orion contains an explanatory paragraph that states that based upon Orion's inability to meet required debt payments that are due within the next year under the terms of its Indentures (as defined in Note 6 of the Notes to Consolidated Financial Statements) there exists substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The report of KPMG Peat Marwick LLP on the February 28, 1994 consolidated financial statements of Orion includes an explanatory paragraph on the Company's change in method of accounting for income taxes.

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MITI as of December 31, 1994 and 1993 and for each of the years in the two-year period ended December 31, 1994, have been incorporated by reference herein and in the Form S-3 Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP on the December 31, 1994 and 1993, consolidated financial statements of MITI contains an explanatory paragraph that states that MITI's significant recurring losses and negative operating and investing cash flows raise substantial doubt about MITI's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The independent auditor's report for the years ended December 31, 1994 and 1993, refers to a change in policy of accounting for investments in Joint Ventures in 1994.

     The combined financial statements of International Telcell, Inc. (ITI) and International Telcell Group Limited Partnership (ITGLP) (predecessor entities of
MITI) as of December 31, 1992 and for the year then ended have been incorporated by reference herein and in the Form S-3 Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The report of Arthur Andersen LLP covering the December 31, 1992 combined financial statements of ITI and ITGLP contains an explanatory paragraph that states that MITI's significant recurring losses and negative operating and investing cash flows raise substantial doubt about MITI's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of Kosmos TV as of December 31, 1993 and September 30, 1994, and for the year ended December 31, 1994 and for the nine months ended September 30, 1994 have been incorporated by reference herein and in the Form S-3 Registration Statement in reliance upon the report of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG on the December 31, 1993 and September 30, 1994 financial statements of Kosmos TV contains an explanatory paragraph that states that Kosmos TV's recurring losses from operations and net capital deficiency raise substantial doubt about Kosmos TV's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The audited consolidated financial statements and related schedules of Sterling as of March 31, 1995 and 1994 and for each of the fiscal years ended March 31, 1995, 1994 and 1993, incorporated by reference herein and in the Form S-3 Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                                                      APPENDIX A

                    PRO FORMA COMBINING FINANCIAL STATEMENTS

     The information set forth below should be read in conjunction with the information set forth in the Form S-4 Registration Statement, portions of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Form S-4 Registration Statement.

     The following unaudited Pro Forma Combining Balance Sheet of Orion (the acquiror for accounting purposes only) as of August 31, 1995 and unaudited Pro Forma Combining Statement of Operations of the Orion for the six months ended August 31, 1995 and the year ended February 28, 1995, illustrate the effect of the Mergers (see "Accounting Treatment" below), the associated refinancing of the Orion Senior Indebtedness and the Orion Subordinated Indebtedness, the contribution for equity of inventory by MetProductions, the conversion to equity of certain amounts owed to Met International, the settlement of certain Orion liabilities and accounting for the results of the Company's sporting goods subsidiaries for the period from January 1, 1994 through December 6, 1994 on the equity method as a result of the exchange of such subsidiaries for approximately 39% of Roadmaster's outstanding common stock on December 6, 1994. The unaudited Pro Forma Combining Balance Sheet assumes that the Mergers and other aforementioned transactions occurred on August 31, 1995 and the unaudited Pro Forma Combining Statements of Operations assumes that the Mergers and other aforementioned transactions occurred at the beginning of the periods presented.

     Pursuant to the terms of the Merger Agreement, each holder of Orion Common Stock, MITI Common Stock and Sterling Common Stock will be entitled to receive the number of whole shares of Common Stock equal to the number of shares of Orion Common Stock, MITI Common Stock and Sterling Common Stock, as the case may be, owned immediately prior to the Effective Time multiplied by the Orion Exchange Ratio, the MITI Exchange Ratio and the Sterling Exchange Ratio, respectively, plus cash in lieu of fractional shares and cash issued in respect of dissenters rights of appraisal, if any (which is expected to be immaterial). The Orion Exchange Ratio will be based upon the Actava Average Closing Price and the number of shares of Orion Common Stock outstanding immediately prior to the Determination Date. The MITI Exchange Ratio will be based upon the Actava Average Closing Price and the number of shares of MITI Common Stock outstanding immediately prior to the Determination Date. The Sterling Exchange Ratio will be based upon the Actava Average Closing Price and the number of shares of Sterling Common Stock outstanding immediately prior to the Determination Date. These pro forma combining financial statements have been prepared assuming: an Actava Average Closing Price of $17.6875, 20.0 million shares of Orion Common Stock outstanding and an Orion Exchange Ratio of .57143, 1.7 million shares of MITI Common Stock outstanding and a MITI Exchange Ratio of 5.54937, and 11.2 million shares of Sterling Common Stock outstanding and a Sterling Exchange Ratio of
 .04627. The actual Orion Exchange Ratio, MITI Exchange Ratio and Sterling Exchange Ratio will be determined on the Determination Date in accordance with the formulas set forth in the Merger Agreement. The Actava Options will remain outstanding after the Effective Time with the same terms and subject to the same conditions as in effect prior to the Effective Time. The MITI Options will be converted into options to purchase shares of Common Stock, with a proportional adjustment being made to the exercise price of and the number of shares issuable upon exercise of each such option to reflect the MITI Exchange Ratio in the Mergers.

ACCOUNTING TREATMENT

     At the Effective time, the Metromedia Holders will (through their majority ownership of the Orion Common Stock and through their control, with a member of Orion's management, of the Board of Directors of Orion) control the direction and operations of the Surviving Corporation as a result of their ability to appoint a majority of the members of the Board of Directors of the Surviving Corporation at the Effective Time and will be the Surviving Corporation's single largest stockholder. Due to the existence of common control of Orion and MITI, their combination pursuant to the Mergers will be accounted for as a combination of entities under common control. As a result, the combination of Orion and MITI will be effected utilizing historical costs for the ownership interests of the Metromedia Holders. The remaining ownership interests of MITI other than those of the Metromedia Holders will be accounted for based on fair value, as determined by the value of shares received by such holders at the Effective Time, in accordance with the purchase method of accounting. For accounting purposes only, Orion and MITI have been deemed to be the joint acquiror of the Company and Sterling. The acquisition of the Company and Sterling will be accounted for as a purchase. As a result of the reverse acquisition of the Company by Orion, the historical financial statements of the Surviving Corporation for periods prior to the Mergers will be those of Orion rather than the Company.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management of each of the Company, Orion, MITI and Sterling (collectively "Management") believes are reasonable. The mergers of the Company and Sterling will be recorded based upon the estimated fair market value of the net tangible assets acquired at the date of acquisition. The adjustments included in the unaudited pro forma combining financial statements represent Management s preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combining financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combining financial statements should be read in conjunction with the historical financial statements of the Company, Orion, MITI and Sterling, together with the related notes thereto, incorporated by reference herein.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET

                                                                                                               AUGUST 31,
                                                                                                                  1995
                                                                                                              ------------
                                                                                                               METROMEDIA
                                      AUGUST 31,                                                              INTERNATIONAL
                                         1995                   JUNE 30, 1995                                    GROUP
                                     ------------  ----------------------------------------   PRO FORMA        PRO FORMA
                                        ORION          MITI         ACTAVA       STERLING       MERGER         FOR MERGER
                                      HISTORICAL    HISTORICAL    HISTORICAL    HISTORICAL   ADJUSTMENTS        COMBINED
                                     ------------  ------------  ------------  ------------  ------------     ------------
                                                                        (IN THOUSANDS)
Cash and marketable securities.....  $     18,504  $      1,840  $     38,851  $       613   $     1,907(25) $    61,715
Accounts receivable................        33,749         1,439       109,938        3,140            --         148,266
Notes receivable...................            --            --       108,177           --            --         108,177
Other current assets...............        60,131           410        50,255           --        15,323(1)      136,371
                                                                                                  10,252(2)
                                     ------------  ------------  ------------       ------   -----------     ------------
Current assets.....................       112,384         3,689       307,221        3,753        27,482         454,529
Film inventories...................       149,648            --            --        2,891           558(3)      153,097
Property and equipment, net........         2,314         2,891        32,871           --            --          38,076
Intangibles........................            --         9,507           955           --       314,730(4)      320,054
                                                                                                    (955)(5)
                                                                                                  (4,183)(6)
Other assets.......................        42,759        34,586        85,792          430       (15,236)(7)     147,331
                                                                                                  (1,000)(8)
                                     ------------  ------------  ------------       ------   -----------     ------------
        Total assets...............  $    307,105  $     50,673  $    426,839  $     7,074   $   321,395     $ 1,113,086
                                         ========      ========     =========     ========    ==========      ==========
Accrued expenses...................  $     25,341  $      8,056  $     75,519  $       398   $     6,500(9)  $   137,738
                                                                                                   7,423(10)
                                                                                                  15,356(11)
                                                                                                    (855)(12)
Short-term debt....................        79,697        46,294        69,816          495       (11,994)(12)    184,308
Other current liabilities..........        53,541         3,269         6,383        2,183            --          65,376
                                     ------------  ------------  ------------       ------   -----------     ------------
Current liabilities................       158,579        57,619       151,718        3,076        16,430         387,422
Deferred income taxes..............            --            --         6,709           --            --           6,709
Deferred revenues..................        29,385            --            --          232            --          29,617
Long-term debt.....................       117,839           628       156,674           --       (14,661)(8)     260,480
Other liabilities..................        28,640           160         3,752           --            --          32,552
Stockholders' equity:
  Common stock.....................         5,000             2        22,768           11        (4,808)(4)      41,124
                                                                                                  15,950(4)
                                                                                                     976(2)
                                                                                                   1,224(12)
  Additional paid-in capital.......       265,811        35,794        34,705        1,989       339,454(4)      677,612
                                                                                                 (15,950)(4)
                                                                                                   9,276(2)
                                                                                                  11,625(12)
                                                                                                  (4,183)(6)
                                                                                                    (909)(25)
  Retained earnings (accumulated
    deficit).......................      (298,149)      (43,530)      156,385        1,766        (1,766)(4)    (322,430)
                                                                                                (156,385)(4)
                                                                                                  19,249(4)
  Treasury stock...................            --            --      (105,872)          --       103,056(4)            0
                                                                                                   2,816(25)
                                     ------------  ------------  ------------       ------   -----------     ------------
        Total stockholders' equity
          (deficiency).............       (27,338)       (7,734)      107,986        3,766       319,626         396,306
                                     ------------  ------------  ------------       ------   -----------     ------------
        Total liabilities and
          stockholders' equity
          (deficiency).............  $    307,105  $     50,673  $    426,839  $     7,074   $   321,395     $ 1,113,086
                                         ========      ========     =========     ========    ==========       ==========

                                            AUGUST 31, 1995
                                     ------------------------------
                                                       METROMEDIA
                                                      INTERNATIONAL
                                      PRO FORMA          GROUP
                                     REFINANCING       PRO FORMA
                                     ADJUSTMENTS        COMBINED
                                     ------------     -------------

Cash and marketable securities.....  $   (39,782)(13) $   14,051
                                          (7,882)(24)
Accounts receivable................           --         148,266
Notes receivable...................      (53,795)(14)     54,382
Other current assets...............           --         136,371

                                     -----------     ------------
Current assets.....................     (101,459)        353,070
Film inventories...................           --         153,097
Property and equipment, net........           --          38,076
Intangibles........................           --         320,054

Other assets.......................        6,727(13)     149,589
                                          (4,469)(13)
                                     -----------     ------------
        Total assets...............  $   (99,200)    $ 1,013,886
                                      ==========      ==========
Accrued expenses...................  $    (4,882)    $   132,856

Short-term debt....................      (78,269)(13)    131,907
                                         (33,839)(14)
                                          59,707(13)
Other current liabilities..........           --          65,376
                                     -----------     ------------
Current liabilities................      (57,283)        330,139
Deferred income taxes..............           --           6,709
Deferred revenues..................       (3,000)(24)     26,617
Long-term debt.....................      (90,993)(13)    257,531
                                         108,000(13)
                                         (19,956)(14)
Other liabilities..................           --          32,552
Stockholders' equity:
  Common stock.....................           --          41,124

  Additional paid-in capital.......           --         677,612

  Retained earnings (accumulated
    deficit).......................      (35,969)(13)   (358,399)

  Treasury stock...................           --               0

                                     -----------     ------------
        Total stockholders' equity
          (deficiency).............      (35,969)        360,337
                                     -----------     ------------
        Total liabilities and
          stockholders' equity
          (deficiency).............  $   (99,200)    $ 1,013,886
                                      ==========       ==========

                      METROMEDIA INTERNATIONAL GROUP, INC.

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                                                                                                               SIX MONTHS
                                                                                                                  ENDED
                                                                                                               AUGUST 31,
                                         SIX MONTHS                                                               1995
                                           ENDED                                                              -------------
                                         AUGUST 31,             SIX MONTHS ENDED                               METROMEDIA
                                            1995                 JUNE 30, 1995                PRO FORMA       INTERNATIONAL
                                         ----------   ------------------------------------   MERGER AND           GROUP
                                           ORION         MITI        ACTAVA      STERLING    REFINANCING        PRO FORMA
                                         HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS        COMBINED
                                         ----------   ----------   ----------   ----------   -----------      -------------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues...............................   $ 73,419     $   3,316    $  98,848     $4,364       $    --          $ 179,947
Cost of revenues.......................     66,532            --       78,426      2,049            22(15)        147,029
Operating expenses.....................     11,468        12,635       25,984      1,890          (101)(16)        51,876
Depreciation and amortization..........        319           725        3,804         44         6,192(17)         11,084
                                         ----------   ----------   ----------   ----------   -----------      -------------
Operating income (loss)................     (4,900)      (10,044)      (9,366)       381        (6,112)           (30,041)
Other income (expense):
  Interest expense.....................    (13,671)         (926)     (10,903)        --        12,992(18)        (19,919)
                                                                                                 1,131(19)
                                                                                                (5,948)(20)
                                                                                                (1,278)(21)
                                                                                                (1,316)(22)
  Other................................         --        (2,152)       1,411         --            --               (741)
                                         ----------   ----------   ----------   ----------   -----------      -------------
Income (loss) before tax...............    (18,571)      (13,122)     (18,858)       381          (531)           (50,701)
Provision for income taxes.............        300            --           --        166            --                466
                                         ----------   ----------   ----------   ----------   -----------      -------------
Net income (loss) from continuing
  operations...........................   $(18,871)    $ (13,122)   $ (18,858)    $  215       $  (531)         $ (51,167)
                                         =========     =========    =========   ========     ==========        ==========
Number of shares issued and
  outstanding..........................                                                                            41,124
Loss per share.........................                                                                         $   (1.24)
                                                                                                               ==========

                      METROMEDIA INTERNATIONAL GROUP, INC.

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                                                                                                                     YEAR ENDED
                                                                                                                    FEBRUARY 28,
                                                                                                                        1995
                           YEAR ENDED                    YEAR ENDED                   YEAR ENDED                    -------------
                          FEBRUARY 28,               DECEMBER 31, 1994                MARCH 31,                      METROMEDIA
                              1995       ------------------------------------------      1995       PRO FORMA       INTERNATIONAL
                          ------------                             ACTAVA SPORTING    ----------   MERGER AND           GROUP
                             ORION          MITI        ACTAVA          GOODS          STERLING    REFINANCING        PRO FORMA
                           HISTORICAL    HISTORICAL   HISTORICAL   SUBSIDIARIES(23)   HISTORICAL   ADJUSTMENTS        COMBINED
                          ------------   ----------   ----------   ----------------   ----------   -----------      -------------
                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues................    $191,244      $   3,545    $ 551,828      $ (302,326)       $8,443      $      --         $ 452,734
Cost of revenues........     187,477             --      461,175        (265,707)        4,656             43(15)       387,644
Operating expenses......      21,278         19,312       77,638         (36,565)        3,240           (204)(16)       84,699
Depreciation and
  amortization..........         767          1,149       13,336          (4,900)           90         12,384(17)        22,826
                          ------------   ----------   ----------   ----------------   ----------   -----------      -------------
Operating income
  (loss)................     (18,278)       (16,916)        (321)          4,846           457        (12,223)          (42,435)
Other income (expense):
  Interest expense......     (29,082)          (213)     (28,434)          5,299            --         29,884(18)       (36,762)
                                                                                                        2,867(19)
                                                                                                      (11,897)(20)
                                                                                                       (2,555)(21)
                                                                                                       (2,631)(22)
  Other.................      (1,610)        (2,012)       5,299              82            --             --             1,759
                          ------------   ----------   ----------   ----------------   ----------   -----------      -------------
Income (loss) before
  tax...................     (48,970)       (19,141)     (23,456)         10,227           457          3,445           (77,438)
Provision for income
  taxes.................       1,300             --           --            (417)          198             --             1,081
                          ------------   ----------   ----------   ----------------   ----------   -----------      -------------
                             (50,270)       (19,141)     (23,456)         10,644           259          3,445           (78,519)
Equity in loss of Actava
  Sporting Goods
  Subsidiaries..........          --             --           --         (10,644)           --             --           (10,644)
                          ------------   ----------   ----------   ----------------   ----------   -----------      -------------
Net income (loss) from
  continuing
  operations............    $(50,270)     $ (19,141)   $ (23,456)     $       --        $  259      $   3,445         $ (89,163)
                          ==========      =========    =========   =============      =========    ==========        ==========
Number of shares issued
  and outstanding.......                                                                                                 41,124
                                                                                                                     ==========
Loss per share..........                                                                                              $   (2.17)
                                                                                                                     ==========

FOOTNOTES
 (1) Reflects Actava's inventory at estimated fair market value.
 (2) Reflects contribution of film inventory and the conversion of indebtedness by certain affiliates of Metromedia in exchange for 976,373 shares of Common Stock.
 (3) Reflects Sterling's film inventory at estimated fair market value.
 (4) Reflects the excess of cost over the estimated fair value of net tangible assets acquired in the Mergers, the elimination of Actava's and Sterling's historical additional paid-in capital and retained earnings (accumulated deficit), the elimination of MITI's accumulated deficit attributable to the minority stockholders, the retirement of Actava's treasury stock and the value of the Common Stock issued to the Actava and Sterling stockholders and MITI minority stockholders in the Mergers.

                                                                         (IN THOUSANDS
                                                                         EXCEPT SHARE
                                                                         AND PER SHARE
                                                                          SHARE DATA)
                                                                         -------------
         Actava shares outstanding at October 24, 1995.................    17,490,901
         Common Stock to be owned by MITI minority stockholders........     4,221,432
         Common Stock to be owned by Sterling stockholders.............       480,451
                                                                         -------------
         Number of shares issued to acquire Actava, MITI minority and
           Sterling....................................................    22,182,783
         Per share price at closing (assumed at October 24, 1995 for
           illustrative purposes)......................................   $    18 1/4
                                                                         -------------
         Value of stock................................................   $   404,836
         Value of Actava options.......................................         7,423
         Value of MITI options.........................................        18,922
         Transaction costs.............................................         6,500
                                                                         -------------
         Purchase price of Actava, MITI minority and Sterling..........       437,681
         Less -- Estimated fair value of net tangible assets
           acquired....................................................       122,952
         Excess of cost over fair value of the net tangible assets
           acquired....................................................   $   314,730
                                                                           ==========

        These adjustments reflect the conversion of each outstanding share of Orion Common Stock and MITI Common Stock into 0.57143 and 5.54937 shares of Common Stock, respectively. Based on the number of shares of Orion Common Stock and MITI Common Stock outstanding October 24, 1995 and assuming an Actava Average Closing Price of $17.68750, the MITI Common Stock owned by the Metromedia Holders and all of the Orion Common Stock will be converted into an aggregate of 16,740,986 shares of Common Stock, excluding shares issued in connection with the conversion of certain amounts owed to Met Productions and Met International as described in footnotes (2) and (12) to the Pro Forma Financial Statements, respectively. Excess of cost over fair value of the net tangible assets acquired is presented in the pro forma balance sheet utilizing estimated amounts at October 24, 1995 and will be determined at the Effective Time. Such amount will also be allocated according to the estimated fair values of assets at the Effective Time.
 (5) Reflects elimination of historical goodwill at Actava.
 (6) Reflects elimination of historical goodwill of MITI attributable to MITI minority stockholders.
 (7) Reflects Actava's equity investment in Roadmaster at fair market value at October 24, 1995.
 (8) Reflects fair market value of Actava's debentures based on trading quotes as of October 24, 1995 and the elimination of $1.0 million of historical debt issuance cost.
 (9) Reflects transaction costs incurred in connection with the Mergers.
(10) Reflects estimated fair market value of Actava's stock options at October 24, 1995.
(11) Reflects excess of estimated fair market value at October 24, 1995 of MITI's stock options over amounts accrued at June 30, 1995.
(12) Reflects conversion of $7.3 million of indebtedness owed to certain affiliates of Metromedia and $5.5 million of indebtedness as of June 30, 1995 to be refinanced by certain affiliates of Metromedia into 1,223,733 shares of Common Stock. In addition, $12.1 million borrowed from certain affiliates of

     Metromedia subsequent to June 30, 1995 and outstanding as of October 24, 1995 will be converted into 1,152,382 shares of Common Stock at the Effective Time.
(13) Reflects refinancing of Orion Senior Indebtedness (including unamortized discount) and the Orion Subordinated Indebtedness with the Term Loan and the MIG Credit Facility (as described elsewhere herein). Debt issuance costs are assumed to be paid in cash. A loss of $36.0 million on the retirement of this debt will be reflected as an extraordinary loss in the fiscal period following the consummation of the Mergers and this financing.

                                                                         IN THOUSANDS
                                                                          DR. (CR.)
                                                                         ------------
         Elimination of the current portion of Orion Existing
           Indebtedness (comprised of the Orion Senior Indebtedness and the current portion of the Orion Subordinated
           Indebtedness)...............................................   $   78,269
         Elimination of the non-current portion of the Orion
           Subordinated Indebtedness...................................       90,993
         Capitalization of financing fees..............................        6,727
         Loss on refinancing of debt...................................       35,969
         Refinancing with current portion of Term Loan ($27,000) and
           the MIG Credit Facility ($32,707)...........................      (59,707)
         Refinancing with non-current portion of Term Loan.............     (108,000)
         Reduction of Surviving Corporation's cash needed to effect
           refinancing.................................................      (39,782)
         Reduction of Other Assets due to write off of deferred
           financing fees related to the Existing Orion Indebtedness...       (4,469)
                                                                         ------------
                   Net.................................................   $        0
                                                                          ==========

(14) Reflects the settlement of amounts due to and from the participants in the Mergers and Metromedia.
(15) Reflects additional amortization expense associated with the purchase price allocation to film inventories.
(16) Reflects elimination of Plan distribution costs as a result of Mergers and refinancing.
(17) Reflects amortization of the excess of cost over the fair value of net tangible assets acquired in the Mergers by use of the straight-line method over 25 years.
(18) Reflects elimination of interest expense attributable to Orion Senior Indebtedness and Orion Subordinated Indebtedness as a result of the refinancing.
(19) Reflects reduction in interest expense due to the repayment of Actava's Swiss Franc Senior Subordinated Debentures, net of a reduction in interest income (assumed interest rate of 4.5%) related to cash equivalents utilized to retire redeemable common stock on February 17, 1995.
(20) Reflects interest expense on the Term Loan (assumed interest rate of 8.8%).
(21) Reflects interest on the MIG Credit Facility (assumed interest rate of 8.8%).
(22) Reflects amortization of debt issuance costs related to the Term Loan and the MIG Credit Facility.
(23) Reflects the results of Actava's Sporting Goods subsidiaries on the equity method for the period from January 1, 1994 through December 6, 1994. The Actava Sporting Goods subsidiaries were combined with Roadmaster in exchange for approximately 19.2 million shares of Roadmaster Common Stock. Actava consolidated the results of operations of the Sporting Goods subsidiaries with the results of Actava for periods ending prior to December 6, 1994. Actava's investment in Roadmaster is accounted for by the equity method.
(24) Reflects the settlement of certain Orion liabilities at the Effective Time.
(25) Reflects the exercise of 144,175 Actava options subsequent to June 30, 1995.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee................................  $ 4,462
NYSE Additional Listing Fee........................................................      -0-
Accountant's Fees and Expenses.....................................................   20,000
Legal Fees and Expenses............................................................   10,000
Blue Sky Fees and Expenses.........................................................    2,500
Printing and Engraving Expenses....................................................    5,000
Miscellaneous Expenses.............................................................    2,500
                                                                                     -------
          Total....................................................................  $44,462
                                                                                     =======

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. The Company will pay all of the above expenses. The Selling Stockholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware Corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Delaware Law, the Restated Certificate of Incorporation of the Registrant (listed as Exhibit 4(a) to this Registration Statement) contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article XII of the Amended and Restated By-laws of the Registrant provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by Delaware Law.

ITEM 16.  EXHIBITS

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
2(a)(i)       Agreement and Plan of Merger dated      Current Report on Form 8-K for event   99(a)
              as of April 12, 1995 by and among       occurring on April 12, 1995
              The Actava Group Inc., Orion
              Pictures Corporation, MCEG Sterling
              Incorporated and Metromedia
              International Telecommunications,
              Inc.
2(a)(ii)      Amended and Restated Agreement and      Current Report on Form 8-K for event   99(a)
              Plan of Merger dated as of September    occurring on September 27, 1995
              27, 1995 by and among The Actava
              Group Inc., Orion Pictures
              Corporation, MCEG Sterling
              Incorporated and Metromedia
              International Telecommunications,
              Inc.
2(b)(i)       Credit Agreement dated as of October    Current Report on Form 8-K for event   10(a)
              11, 1994 by and between The Actava      occurring on October 11, 1994
              Group Inc. and Metromedia Company.
              The following exhibits are omitted:
              Exhibit A -- Form of Note; Exhibit
              B -- Form of Pledge Agreement;
              Exhibit C -- Form of Guaranty; and
              Exhibit D -- Form of Opinion by
              Paul, Weiss, Rifkind, Wharton &
              Garrison. Registrant agrees to
              furnish copies of such exhibits upon
              request.
2(b)(ii)      Amendment No. 1 dated as of April       Amendment No. 1 to Current Report on   99(c)
              12, 1995 to the Credit Agreement        Form 8-K/A for event occurring on
              dated as of October 11, 1994 between    April 12, 1995, filed on April 28,
              The Actava Group Inc. and Metromedia    1995
              Company
2(b)(iii)     Amendment No. 2 dated as of October     Registration Statement on Form S-3     2(b)(iii)
              10, 1995 to the Credit Agreement        (Registration No. 33-63401)
              dated as of October 11, 1994 by and
              between The Actava Group Inc. and
              Metromedia Company
4(a)          Restated Certificate of                 Annual Report on Form 10-K for the     3(a)(i)
              Incorporation of The Actava Group       year ended December 31, 1993
              Inc.
4(b)(i)       Finance and Security Agreement dated    Annual Report on Form 10-K for the     4(g)(i)
              as of October 30, 1992 with respect     year ended December 31, 1994
              to a revolving credit facility of up
              to $100 million, between The Actava
              Group Inc. and ITT Commercial
              Finance Corp.
4(b)(ii)      Amendment dated as of September 27,     Annual Report on Form 10-K for the     4(g)(ii)
              1993 to Finance and Security            year ended December 31, 1994
              Agreement dated as of October 30,
              1992 with respect to a revolving
              credit facility of up to $100
              million between The Actava Group
              Inc. and ITT Commercial Finance
              Corp.
4(b)(iii)     Amendment dated as of March 29, 1994    Annual Report on Form 10-K for the     4(g)(iii)
              to Finance and Security Agreement       year ended December 31, 1994
              dated as of October 30, 1992 with
              respect to a revolving credit
              facility of up to $100 million
              between The Actava Group Inc. and
              ITT Commercial Finance Corp.

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
4(b)(iv)      Amendment dated as of April 15, 1994    Annual Report on Form 10-K for the     4(g)(iv)
              to Finance and Security Agreement       year ended December 31, 1994
              dated as of October 30, 1992 with
              respect to a revolving credit
              facility of up to $10 million
              between The Actava Group Inc. and
              ITT Commercial Finance Corp.
4(b)(v)       Amendment dated as of September 23,     Annual Report on Form 10-K for the     4(g)(v)
              1994 to Finance and Security            year ended December 31, 1994
              Agreement dated as of October 30,
              1992 with respect to a revolving
              credit facility of up to $100
              million between The Actava Group
              Inc. and ITT Commercial Finance
              Corp.
4(b)(vi)      Amendment dated as of March 3, 1995,    Quarterly Report on Form 10-Q for      4
              to Finance and Security Agreement,      the quarter ended June 30, 1995
              dated as of October 30, 1992, with
              respect to a revolving credit
              facility of up to $100 million,
              between Actava and ITT Commercial
              Finance Corp.
4(c)          Letter Agreement dated October 12,      Registration Statement on Form S-3     4(d)(i)
              1995 between Triton Group Ltd. and      (Registration No. 33-63401)
              The Actava Group Inc.
5             Opinion of Long, Aldridge & Norman
10(a)         Registration Rights Agreement among     Current Report on Form 8-K dated       99(c)
              The Actava Group Inc., Renaissance      April 19, 1994
              Partners and John D. Phillips dated
              April 19, 1994
10(b)(i)      Lease Agreement dated October 21,       Annual Report on Form 10-K for the     10(s)
              1994 between JDP Aircraft II, Inc.      year ended December 31, 1994
              and The Actava Group Inc.
10(b)(ii)     Lease Agreement dated as of October     Quarterly Report on Form 10-Q for      10
              4, 1995 between JDP Aircraft II,        the quarter ended September 30, 1995
              Inc. and The Actava Group Inc.
23(a)         Consent of Ernst & Young LLP
              regarding The Actava Group Inc.
23(b)         Consent of KPMG Peat Marwick LLP
              regarding Orion Pictures Corporation
23(c)         Consent of KPMG Peat Marwick LLP
              regarding Metromedia International
              Telecommunications, Inc.
23(d)         Consent of KPMG Peat Marwick LLP
              regarding Kosmos TV
23(e)         Consent of Arthur Andersen LLP
              regarding Metromedia International
              Telecommunications, Inc.'s
              predecessor entities
23(f)         Consent of Arthur Andersen LLP
              regarding MCEG Sterling Incorporated

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
23(g)         Consent of Long, Aldridge & Norman
              (included in Exhibit 5)
24            Powers of Attorney. See signature
              page to this Registration Statement.

ITEM 17.  UNDERTAKINGS

     A. RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, as of October 31, 1995.

                                          THE ACTAVA GROUP INC.

                                          By:     /s/  JOHN D. PHILLIPS
                                             ---------------------------------
                                                      John D. Phillips
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints W. TOD CHMAR, FREDERICK B. BEILSTEIN, III and WALTER M. GRANT, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 31, 1995.

                 SIGNATURES                                         TITLE
---------------------------------------------   ----------------------------------------------
                /s/  JOHN D. PHILLIPS           President and Chief Executive Officer and
---------------------------------------------     Director (Principal Executive Officer)
              John D. Phillips

       /s/  FREDERICK B. BEILSTEIN, III         Senior Vice President -- Chief Financial
---------------------------------------------     Officer (Principal Financial and Accounting
         Frederick B. Beilstein, III              Officer)

               /s/  JOHN E. ADERHOLD            Director
---------------------------------------------
              John E. Aderhold

               /s/  JOHN P. IMLAY, JR.          Director
---------------------------------------------
             John P. Imlay, Jr.

               /s/  CLARK A. JOHNSON            Director
---------------------------------------------
              Clark A. Johnson

                 /s/  CARL E. SANDERS           Director
---------------------------------------------
               Carl E. Sanders

                               INDEX OF EXHIBITS

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
2(a)(i)       Agreement and Plan of Merger dated      Current Report on Form 8-K for event   99(a)
              as of April 12, 1995 by and among on    occurring April 12, 1995
              The Actava Group Inc., Orion
              Pictures Corporation, MCEG Sterling
              Incorporated and Metromedia
              International Telecommunications,
              Inc.
2(a)(ii)      Amended and Restated Agreement and      Current Report on Form 8-K for event   99(a)
              Plan of Merger dated as of September    occurring on September 27, 1995
              27, 1995 by and among The Actava
              Group Inc., Orion Pictures
              Corporation, MCEG Sterling
              Incorporated and Metromedia
              International Telecommunications,
              Inc.
2(b)(i)       Credit Agreement dated as of October    Current Report on Form 8-K for event   10(a)
              11, 1994 by and between The Actava      occurring on October 11, 1994
              Group Inc. and Metromedia Company.
              The following exhibits are omitted:
              Exhibit A -- Form of Note; Exhibit
              B -- Form of Pledge Agreement;
              Exhibit C -- Form of Guaranty; and
              Exhibit D -- Form of Opinion by
              Paul, Weiss, Rifkind, Wharton &
              Garrison. Registrant agrees to
              furnish copies of such exhibits upon
              request.
2(b)(ii)      Amendment No. 1 dated as of April       Amendment No. 1 to Current Report on   99(c)
              12, 1995 to the Credit Agreement        Form 8-K/A for event occurring on
              dated as of October 11, 1994 between    April 12, 1995, filed on April 28,
              The Actava Group Inc. and Metromedia    1995
              Company
2(b)(iii)     Amendment No. 2 dated as of October     Registration Statement on Form S-3     2(b)(iii)
              10, 1995 to the Credit Agreement        (Registration No. 33-63401)
              dated as of October 11, 1994 by and
              between The Actava Group Inc. and
              Metromedia Company
4(a)          Restated Certificate of                 Annual Report on Form 10-K for the     3(a)(i)
              Incorporation of The Actava Group       year ended December 31, 1993
              Inc.
4(b)(i)       Finance and Security Agreement dated    Annual Report on Form 10-K for the     4(g)(i)
              as of October 30, 1992 with respect     year ended December 31, 1994
              to a revolving credit facility of up
              to $100 million, between The Actava
              Group Inc. and ITT Commercial
              Finance Corp.
4(b)(ii)      Amendment dated as of September 27,     Annual Report on Form 10-K for the     4(g)(ii)
              1993 to Finance and Security            year ended December 31, 1994
              Agreement dated as of October 30,
              1992 with respect to a revolving
              credit facility of up to $100
              million between The Actava Group
              Inc. and ITT Commercial Finance
              Corp.

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
4(b)(iii)     Amendment dated as of March 29, 1994    Annual Report on Form 10-K for the     4(g)(iii)
              to Finance and Security Agreement       year ended December 31, 1994
              dated as of October 30, 1992 with
              respect to a revolving credit
              facility of up to $100 million
              between The Actava Group Inc. and
              ITT Commercial Finance Corp.
4(b)(iv)      Amendment dated as of April 15, 1994    Annual Report on Form 10-K for the     4(g)(iv)
              to Finance and Security Agreement       year ended December 31, 1994
              dated as of October 30, 1992 with
              respect to a revolving credit
              facility of up to $10 million
              between The Actava Group Inc. and
              ITT Commercial Finance Corp.
4(b)(v)       Amendment dated as of September 23,     Annual Report on Form 10-K for the     4(g)(v)
              1994 to Finance and Security            year ended December 31, 1994
              Agreement dated as of October 30,
              1992 with respect to a revolving
              credit facility of up to $100
              million between The Actava Group
              Inc. and ITT Commercial Finance
              Corp.
4(b)(vi)      Amendment dated as of March 3, 1995,    Quarterly Report on Form 10-Q for      4
              to Finance and Security Agreement,      the quarter ended June 30, 1995
              dated as of October 30, 1992, with
              respect to a revolving credit
              facility of up to $100 million,
              between Actava and ITT Commercial
              Finance Corp.
4(c)          Letter Agreement dated October 12,      Registration Statement on Form S-3     4(d)(i)
              1995 between Triton Group Ltd. and      (Registration No. 33-63401)
              The Actava Group Inc.
5             Opinion of Long, Aldridge & Norman
10(a)         Registration Rights Agreement among     Current Report on Form 8-K dated       99(c)
              The Actava Group Inc., Renaissance      April 19, 1994
              Partners and John D. Phillips dated
              April 19, 1994
10(b)(i)      Lease Agreement dated October 21,       Annual Report on Form 10-K for the     10(s)
              1994 between JDP Aircraft II, Inc.      year ended December 31, 1994
              and The Actava Group Inc.
10(b)(ii)     Lease Agreement dated as of October     Quarterly Report on Form 10-Q for      10
              4, 1995 between JDP Aircraft II,        the quarter ended September 30, 1995
              Inc. and The Actava Group Inc.
23(a)         Consent of Ernst & Young LLP
              regarding The Actava Group Inc.
23(b)         Consent of KPMG Peat Marwick LLP
              regarding Orion Pictures Corporation
23(c)         Consent of KPMG Peat Marwick LLP
              regarding Metromedia International
              Telecommunications, Inc.
23(d)         Consent of KPMG Peat Marwick LLP
              regarding Kosmos TV

                                                                                            DESIGNATION OF
EXHIBIT                                                 DOCUMENT WITH WHICH EXHIBIT WAS     SUCH EXHIBIT IN
  NO.                     DESCRIPTION                   PREVIOUSLY FILED WITH COMMISSION     THAT DOCUMENT
--------      ------------------------------------    ------------------------------------  ---------------
23(e)         Consent of Arthur Andersen LLP
              regarding Metromedia International
              Telecommunications, Inc.'s
              predecessor entities
23(f)         Consent of Arthur Andersen LLP
              regarding MCEG Sterling Incorporated
23(g)         Consent of Long, Aldridge & Norman
              (included in Exhibit 5)
24            Powers of Attorney. See signature
              page to this Registration Statement.